Exhibit 99.1

For Immediate Release	Contact: Mark Bierley
February 8, 2011	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FISCAL 2011
FINANCIAL RESULTS

Cary, North Carolina, February 8, 2011 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently-operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal first quarter ended December 30, 2010.

First Quarter Summary:

•
Net loss was $12.2 million or $0.54 per diluted share.  This compares to a net loss of $26.1 million or $1.17 per diluted share in last year’s first quarter.  Excluding the impact of impairment and other charges the net loss for the first quarter of fiscal 2010 was $5.8 million or $0.26 per share.

•	Adjusted EBITDA was $31.3 million, compared to $40.3 million a year ago

•	Comparable store merchandise revenue increased 1.3%

•	Merchandise gross margin improved to 33.5% from 32.6% in last year’s first quarter

•	Fuel gross profit was $50.7 million, compared to $57.0 million a year ago

•	Completed the 47-store Presto acquisition, using $47.6 million in cash.

President and Chief Executive Officer Terrance M. Marks said, “Adjusted EBITDA was below our expectations for the quarter, driven by soft merchandise comparable store sales growth and low fuel margins.  Merchandise sales performance was particularly weak in the latter half of December, which we believe was primarily driven by the severe winter weather that affected the Southeast.  On a positive note, the sales performance in our Fresh stores continues to exceed expectations. We completed the Charlotte store conversion process on schedule in December and are moving quickly to our next markets.”

Comparable store merchandise sales in the first quarter increased 1.3% and 1.7% excluding cigarettes.  Total merchandise gross profit for the quarter was $140.5 million, an increase of 3.1% from the first quarter a year ago.

Comparable store retail gallons sold in the first quarter decreased 5.2%.  Retail fuel revenues in the first quarter increased 4.8% to $1.4 billion primarily as a result of the 12% increase in the average retail price per gallon to $2.81 from $2.52.  Fuel gross profit for the first quarter decreased 10.9% compared to the same period a year ago, due to a decrease in retail fuel margin per gallon to $0.104 compared to $0.109 and the decrease in retail fuel gallons sold.

Total store operating and general and administrative expenses for the first quarter increased 4.6% to $160.0 million from the first quarter last year primarily as a result of strategic investments in advertising and category management capability to support the Program Fresh initiative and professional costs associated with the Presto acquisition.

The Company remains comfortable with its liquidity position given the $132 million in cash on hand and approximately $106 million in available capacity under its revolving credit facilities as of December 30, 2010.

Fiscal 2011 Outlook

The Company updated the following guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2011, which is a 52-week fiscal year:

	Year Ending September 29, 2011
	Low	High

Merchandise sales (billions)	$1.80	$1.84

Merchandise gross margin	33.9%	34.5%

Retail fuel gross profit (millions)	$236	$267

Retail fuel gallons (billions)	1.98	2.05

Retail fuel margin per gallon	$0.115	$0.135

Total OSG&A (millions)	$640	$650

Depreciation & amortization (millions)	$117	$122

Interest expense (millions)	$82	$85

Capital expenditures (millions)	$105	$115

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Tuesday, February 8, 2011 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three months ended December 24, 2009 excluding the after-tax impact of non-cash charges related to impairment and excess depreciation related to remodeling activity.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business, and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of February 7, 2011, the Company operated 1,662 stores in thirteen states under select banners, including Kangaroo Express(R), its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 7, 2011.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 30, 2010	December 24, 2009
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$419,865	$417,572
Fuel	1,383,941	1,318,826
Total revenues	1,803,806	1,736,398

Costs and operating expenses:
Merchandise cost of goods sold	279,316	281,284
Fuel cost of goods sold	1,333,192	1,261,838
Store operating	131,884	130,849
General and administrative	28,131	22,104
Impairment charges	---	32,637
Depreciation and amortization	28,831	28,969
Total costs and operating expenses	1,801,354	1,757,681

Income (loss) from operations	2,452	(21,283)

Interest expense, net
Interest on lease finance obligations	10,477	10,597
Interest expense – all other, net	10,479	11,158
Total interest expense, net	20,956	21,755

Loss before income taxes	(18,504)	(43,038)

Income tax benefit	6,307	16,969

Net loss	$(12,197)	$(26,069)

Earnings per share:
Net loss per diluted share	$(0.54)	$(1.17)
Diluted shares outstanding	22,404	22,279

Selected financial data:
Adjusted EBITDA	$31,283	$40,323
Payments made for lease finance obligations	11,953	11,952
Merchandise gross profit	$140,549	$136,288
Merchandise margin	33.5%	32.6%
Retail fuel data:
Gallons	487,141	518,144
Margin per gallon (1)	$0.104	$0.109
Retail price per gallon	$2.81	$2.52
Total fuel gross profit	$50,749	$56,988

Comparable store data:
Merchandise sales %	1.3%	5.2%
Fuel gallons %	-5.2%	0.8%

Number of stores:
End of period	1,669	1,658
Weighted-average store count	1,644	1,668

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	December 30, 2010	September 30, 2010

ASSETS
Cash and cash equivalents	$132,253	$200,637
Receivables, net	107,788	92,118
Inventories	144,973	130,949
Other current assets	42,721	33,316
Total current assets	427,735	457,020

Property and equipment, net	1,024,595	1,005,152
Goodwill	430,361	403,193
Other noncurrent assets	33,624	31,085
Total assets	$1,916,315	$1,896,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$8,360	$6,321
Current maturities of lease finance obligations	7,029	7,024
Accounts payable	159,494	144,358
Other accrued liabilities	107,897	114,031
Total current liabilities	282,780	271,734

Long-term debt	752,236	753,020
Lease finance obligations	450,843	450,312
Deferred income taxes	59,404	38,388
Deferred vendor rebates	10,047	10,212
Other noncurrent liabilities	63,512	64,675
Total shareholders’ equity	297,493	308,109
Total liabilities and shareholders’ equity	$1,916,315	$1,896,450

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended
	December 30, 2010	December 24, 2009

Adjusted EBITDA	$31,283	$40,323
Impairment charges	---	(32,637)
Interest expense, net	(20,956)	(21,755)
Depreciation and amortization	(28,831)	(28,969)
Income tax benefit	6,307	16,969
Net loss	$(12,197)	$(26,069)

Adjusted EBITDA	$31,283	$40,323
Interest expense, net	(20,956)	(21,755)
Income tax benefit	6,307	16,969
Stock-based compensation expense	707	873
Changes in operating assets and liabilities	(30,458)	(10,920)
Provision (benefit) for deferred income taxes	12,882	(6,633)
Other	2,034	2,673
Net cash provided by operating activities	$1,799	$21,530

Additions to property and equipment, net	$(21,252)	$(9,080)
Acquisitions of businesses, net	(47,564)	10
Net cash used in investing activities	$(68,816)	$(9,070)

Net cash used in financing activities	$(1,367)	$(2,823)

	Quarter Ended
	December 24, 2009

	Pre Tax	After Tax	EPS

Loss, as reported	$(43,038)	$(26,069)	$(1.17)
Impairment charges	32,637	19,954	0.90
Remodeling charges	483	295	0.01
Loss, as adjusted	$(9,918)	$(5,820)	$(0.26)